Exhibit 99.1

FOR IMMEDIATE RELEASE

SRS Labs Reports Third Quarter 2011 Results

Revenues Increase 11% Sequentially to $8.4 Million, Driving $624,000 in Net Income;
Company Repurchases 464,000 Shares During Quarter

Santa Ana, Calif., November 3, 2011 - SRS Labs, Inc. (NASDAQ: SRSL), the industry leader in surround sound, audio enhancement, and voice post-processing technologies, reported financial results for the third quarter ended September 30, 2011.

Revenues in the third quarter 2011 increased 11% to $8.4 million from $7.6 million in the prior quarter, and decreased 2% from $8.6 million in the same period a year ago. Included in revenues for the third quarter 2010 was a $900,000 settlement payment related to a patent dispute and $330,000 in royalty recoveries. For the third quarter 2011, royalty recoveries were immaterial. Excluding the prior year’s settlement and royalty recoveries, Q3 2011 revenues increased by $1.0 million or 14%, primarily due to increased licensing revenue in the mobile and PC markets partially offset by a decline in the automotive market.

“Our third quarter results reflect an overall improvement in our year-over-year performance due to continued growth in our mobile segment, despite the continuing adverse macro-economic conditions,” said Thomas C.K. Yuen, SRS Lab’s chairman and CEO.

Operating expenses in the third quarter 2011 decreased 3% to $7.7 million from $8.0 million in the prior quarter, and increased 7% from $7.2 million in the same year-ago period. The year-over-year increase was partially due to the company’s investments in human resources, which has contributed to efforts aimed at exploring new business opportunities, geographical expansion and new product development.

Net income in the third quarter 2011 totaled $624,000 or $0.04 per diluted share, an improvement from a net loss of $538,000 or $(0.04) per diluted share in the prior quarter, and compared to a net income of $1.3 million or $0.09 per diluted share in the third quarter of 2010.

The company generated $424,000 in cash flow from operations, and ended the third quarter of 2011 with $39.8 million in cash, cash equivalents, and short and long-term investments.

During the third quarter 2011, under a stock repurchase program authorized in February 2011, the company repurchased 464,000 shares or 3% of its outstanding common shares at an aggregate purchase price of $3.6 million. The program authorizes the repurchase of issued and outstanding shares of up to 1 million.

“Throughout the first half of the year, industry expectations and our customers’ forecasts led us to believe that the market was headed towards a quicker recovery than experienced so far,” added Yuen. “Many of our TV manufacturing customers failed to meet their production forecasts and delayed launch of several new models. The PC industry’s slower than expected growth also continued in Q3, mostly impacted by the rising presence of the iPad and other media tablets. And, our automotive segment continued dealing with adverse effects of Japan’s earthquake and tsunami which interrupted automobile production for several months. On a positive note, our mobile segment revenue continued its growth, delivering a notably strong increase of 122% in year-over-year revenues.

“Given the continued concerns about the macro-economic environment including the lackluster US economy and the monetary crisis in Europe, as well as the softer than anticipated consumer spending for the remainder of the year, we believe that it is prudent to reduce our fiscal year revenue growth outlook to between 6 to 10 percent. Due to delays in new product designs and manufacturing by our partners and despite multiple new design wins, business opportunities in progress and contracts signed, we anticipate that most of the recent successes in expanding our business with new and existing customers will primarily begin to positively impact our results in 2012.”

“For 2012, we expect our success in the mobile and PC market segments to continue while we steadily progress towards our goal of expanding our leading market share in the flat panel TV category, driving overall revenue growth of 10% with an improved operating model. Thus, with a long-term focus on the business at hand and opportunities ahead, we intend to continue to actively repurchase shares in the open market.”

Conference Call

SRS Labs will hold a conference call later today (November 3, 2011) to discuss these third quarter 2011 financial results. Chairman and CEO Thomas C.K. Yuen, and CFO Chuck McBride will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management’s presentation.

Dial-In Number: 1-877-353-2262
Conference ID#: 17842959

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 949-574-3860.

Investors may also listen to the conference call live online via a link available on the SRS Labs investor relations home page at www.srslabs.com. The website will host a replay of the call available after 8:00 p.m. Eastern time. Investors may also listen to the replay by dialing 855-859-2056 and entering conference ID#: 17842959, available until November 17, 2011.

About SRS Labs, Inc.

Founded in 1993, SRS Labs is the industry leader in audio signal processing for consumer electronics across the four screens: TV; PC; Mobile Phones; and Automotive Entertainment Systems. Beginning with the audio technologies originally developed at Hughes Aircraft, SRS Labs holds over 150 worldwide patents and is recognized by the industry as the foremost authority in research and application of audio post processing technologies based on the human auditory principles. Through partnerships with leading global CE companies, semiconductor manufacturers, software developers, and content aggregators, SRS is recognized as the de facto standard in audio enhancement, surround sound, volume leveling, audio streaming, and voice processing technologies. SRS solutions have been included in over two billion electronic products sold worldwide including flat panel HDTVs, AV products, STBs, PCs, mobile phones, and automotive entertainment and telematics systems. For more information, visit www.srslabs.com.

Safe Harbor Statement
This press release includes forward-looking statements that are based on our current expectations, estimates and projections about SRS Labs, Inc., management’s beliefs and certain assumptions made by us, and events beyond our control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to our future operating results and profitability as well as the market demand for our solutions, our future growth opportunities, competitive position, expansion and investment plans. Forward-looking statements can often be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “likely,” “potential,” “continue,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results or the commitments made by us herein, and they are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to above include, but are not limited to, the loss of any significant customer; the acceptance of new SRS Labs products and technologies; our ability to increase our brand awareness and enter into new or expanded license arrangements; the impact of competitive products and pricing; the status of automotive market in Japan; any continued weakness in the consumer electronics industry; and the general economic and business conditions that may adversely impact sales of consumer products incorporating our technologies or that otherwise may impact our operating results and future performance; the timely development and release of technologies by the Company; and such other factors described in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date they are made. We do not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

Company Contacts:

Chuck McBride

Chief Financial Officer

SRS Labs, Inc.

Tel 949-442-5596

ir@srslabs.com

Investor Relations Contact:

Matt Glover
Investor Relations
Liolios Group, Inc.
Tel 949-574-3860
info@liolios.com

SRS LABS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$6,407,931	$10,697,827
Accounts receivable, net	1,335,637	1,191,847
Prepaid expenses and other current assets	1,952,883	1,069,900
Short-term investments	26,435,000	19,033,000
Total Current Assets	36,131,451	31,992,574

Long-term investments	6,966,763	13,323,000
Property and equipment, net	1,239,834	672,220
Intangible assets, net	2,577,785	2,761,432
Deferred income taxes, net	10,943,288	8,597,619
Total Assets	$57,859,121	$57,346,845

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$1,073,367	$516,470
Accrued liabilities	1,832,014	1,434,970
Deferred revenue	441,328	601,825
Total Current Liabilities	3,346,709	2,553,265

Commitments and contingencies

Stockholders’ Equity
Preferred stock—$0.001 par value; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock—$0.001 par value; 56,000,000 shares authorized; 15,067,076 shares issued and 14,574,045 shares outstanding at September 30, 2011 and 14,807,070 shares issued and outstanding at December 31, 2010	15,068	14,808
Additional paid-in capital	71,684,123	68,520,878
Treasury stock at cost, 493,031 shares and no shares at September 30, 2011 and December 31, 2010, respectively	(3,822,570)	—
Accumulated deficit	(13,364,209)	(13,742,106)
Total Stockholders’ Equity	54,512,412	54,793,580
Total Liabilities and Stockholders’ Equity	$57,859,121	$57,346,845

SRS LABS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenues	$8,421,994	$8,609,140	$24,205,253	$24,155,562
Cost of sales	111,038	63,965	450,092	228,320

Gross profit	8,310,956	8,545,175	23,755,161	23,927,242

Operating expenses(i):
Sales and marketing	3,806,587	3,387,781	11,594,848	10,029,468
Research and development	2,072,018	2,031,511	6,554,384	5,747,623
General and administrative	1,869,257	1,800,624	5,381,198	4,797,755
Total operating expenses	7,747,862	7,219,916	23,530,430	20,574,846

Operating income	563,094	1,325,259	224,731	3,352,396
Other income, net	62,167	78,042	157,524	179,544
Income before income taxes	625,261	1,403,301	382,255	3,531,940
Income taxes	1,576	62,966	4,358	94,429
Net income	$623,685	$1,340,335	$377,897	$3,437,511

Net income per common share:
Basic	$0.04	$0.09	$0.03	$0.23
Diluted	$0.04	$0.09	$0.02	$0.22

Weighted average shares used in the per share calculations:
Basic	14,771,536	14,705,275	14,838,675	14,638,748
Diluted	15,538,450	15,745,667	15,698,418	15,579,175

(i) Includes share-based compensation expense as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Sales and marketing	246,800	167,069	697,797	512,858
Research and development	137,600	132,165	430,380	416,911
General and administrative	226,999	248,003	720,838	744,389
Total share-based compensation expense	611,399	547,237	1,849,015	1,674,158